FOR FURTHER INFORMATION CONTACT:
--------------------------------
Mr. John E. Mack , Executive Vice President and Chief Strategic Officer: (310) 342-6322 or
David M.V. Barnes, Vice President,
Strategic Planning and Investor Relations: (310) 342-6309
Protection One, Inc.
Website Address: www.protectionone.com


FOR IMMEDIATE RELEASE
---------------------

                 PROTECTION ONE ANNOUNCES COMPANY REORGANIZATION

     Culver City, California, December 9th, 1998 - Protection One (NYSE:POI) announced today that it has reorganized the company's operating structure to better manage its increased scale and scope of operations.

     John E. Mack, III (formerly executive vice president, business development) has been appointed to the position of chief strategic officer for Protection One. In addition, Thomas K. Rankin (formerly executive vice president, operations) has been appointed President, North American security alarm operations, Protection One's largest operating division. Mack and Rankin will continue to report to Jim Mackenzie, president and chief executive officer of the company.

     Other top managers reporting to Mr. Mackenzie include: Steve Millstein, president, Mobile Division; Steve Williams, president Network Multifamily Security; Christophe de Pescara, co-managing director, Protection One Europe; Patrick Fornas, co-managing director, Protection One Europe; Keith Hobbs, managing director, Protection One United Kingdom; George Weinstock, executive vice president; and Ronald Feinstein, president of Lifeline Systems, pending the completion of the previously announced merger in early 1999.

     It was also announced that John Hesse, Protection One's current chief financial officer, has notified Protection One that he intends to leave his position to pursue other interests. Hesse will continue to work with Protection One during a transition period. Montgomery W. Cornell has been named to replace Hesse. Cornell brings substantial financial experience to his new position having held the position of treasurer and director of investor relations of Protection One since 1994.

     Protection One, the second largest security alarm company in the United States, provides monitoring and related security services to more than 1.5 million residential and commercial subscribers worldwide.

     For more information about Protection One and its operating companies, visit us on the Internet at http://www.protectionone.com.

     Statements contained in this press release concerning competitive position and other statements of management's beliefs, goals and expectations are "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995, and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements. These risks and uncertainties include the ability of the Company to manage the Company's growth and acquisition strategy and other factors described in the cautionary statements included in Protection One's Information Statement on Schedule 14C dated December 9, 1998 (beginning on page
16), which statements are incorporated herein by reference. Protection One disclaims any obligation to update any forward-looking statement as a result of developments occurring after the date of this press release.

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